UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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The Meridian Resource Corporation

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NEWS
MERIDIAN PROVIDES UPDATE TO
POSSIBLE COMPETING OFFERS FOR COMPANY
Houston, Texas — March 12, 2010 — The Meridian Resource Corporation (NYSE: TMR) today reported an update on events related to the announced merger proposal between itself and Alta Mesa Holding.
In the proxy statement filed by the Company on February 8, 2010, Meridian reported that on February 4, 2010, its board of directors received an unsolicited, non-binding preliminary indication of interest from a third party. The preliminary indication of interest contemplated the acquisition of all of Meridian’s common stock at a purchase price of not less than $0.30 per share, subject to, among other things, confirmatory due diligence. The Company entered into a confidentiality agreement with the third party and provided extensive due diligence information to them. On March 10, 2010, the third party notified us that they were not prepared to make a binding offer that would provide greater value to Meridian and its shareholders than the value that would be provided under the Alta Mesa agreement.
On February 19, 2010, Meridian’s board received another unsolicited, non-binding preliminary indication of interest from another third party. The preliminary indication of interest contemplated the acquisition of all of our common stock at a purchase price of not less than $0.31 per share, subject to, among other things, confirmatory due diligence. The Company entered into a confidentiality agreement with the third party and provided extensive due diligence information to them. At this time, the board has not received a binding offer from this particular third party. If a binding offer is submitted, the board will consider all of its alternatives consistent with its fiduciary duties under applicable law and subject to the terms and conditions of the merger agreement wit Alta Mesa Holdings.
At this time our board continues to recommend that our shareholders vote to adopt the merger agreement with Alta Mesa
Forward-Looking Statements
Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transactions described that may cause actual future activities and results to be materially different from those suggested or described in this press release. Risks and uncertainties regarding the proposed merger with Alta Mesa Holdings, LP and the other transactions described include, but are not limited to, the possibility that the closing of the merger does not occur, either due to the failure of closing conditions, including the approval of the shareholders of Meridian, rights of the parties to terminate the merger agreement, or other reasons, risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, the outcome of legal proceedings that have been, or may be, initiated against Meridian related to the merger and the amount of the costs, fees, expenses and charges related to the merger. Other risks relating to
1401 Enclave Parkway, Suite 300 • Houston, Texas 77077 • (281) 597-7000 • www.tmrc.com

Meridian are described in Meridian’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2008 and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q, including risks associated with our default under our credit facility and other lending arrangements.
About Meridian
The Meridian Resource Corporation is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through its wholly owned subsidiaries, Meridian holds interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico.
FOR MORE INFORMATION CONTACT:
Lance L. Weaver at (281) 597-7125
lweaver@tmrx.com
The Meridian Resource Corporation Website: www.tmrc.com
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1401 Enclave Parkway, Suite 300 • Houston, Texas 77077 • (281) 597-7000 • www.tmrc.com